Exhibit 99.1

FOR IMMEDIATE RELEASE

Pemco Aviation Group, Inc. Announces Agreement for Sale of

Pemco World Air Services, Inc.

Birmingham, AL (July 11, 2007) – Pemco Aviation Group, Inc. (NASDAQ: PAGI) announced today that it has entered into a definitive agreement to sell its subsidiary, Pemco World Air Services, Inc. to an affiliate of Sun Capital Partners, Inc. for an aggregate purchase price of approximately $43 million.

Pemco World Air Services, Inc. , which will retain the name “Pemco,” constitutes the commercial services segment of PAGI, and has historically provided commercial aircraft maintenance and modification services on a contract basis to the owners and operators of large commercial aircraft. Following the completion of the sale, PAGI will continue to provide aircraft maintenance and modification services for government and military customers under the name ”DefensePemco, Inc.” or another name which does not contain the name “Pemco.”

“This transaction permits PAGI to pay off all of its bank debt, fund pension plan liabilities and still have a cash balance of approximately $10 million. In addition, PAGI is in discussions for a new credit line for the remaining business,” said Michael E. Tennenbaum, Chairman of PAGI. “PAGI’s Board is committed to a major increase in DefensePemco’s military business, and now plenty of capital will be available for any large growth in the short term.”

“This sale demonstrates the excellent performance of Pemco’s commercial business,” said Ron Aramini, President and CEO of PAGI.

The transaction is subject to the approval of PAGI’s stockholders as well as other customary closing conditions. The transaction is currently expected to close in the fall of 2007. The time, location and other details regarding PAGI’s stockholders meeting will be communicated to stockholders at a later date.

The Finance Committee of PAGI’s Board of Directors retained SMH Capital, Inc. as its financial advisor with respect to the transaction.

Gary M. Talarico, Managing Director, Sun Capital Partners, Inc., added, “Pemco is a leading international aviation maintenance provider for both wide and narrow body aircraft for major airlines including Southwest Airlines and Northwest Airlines, as well as one of the leading third party cargo conversion operators for 19 different models of aircraft. We look forward to working with Pemco’s management team to further expand its maintenance business and to expand its conversion services into new types of aircraft.”

Participating with Sun Capital in the acquisition is industry veteran Wake Smith, who most recently served as Chief Operating Officer of Atlas Air and Polar Air Cargo, leading international aviation services and air cargo companies.

About Pemco Aviation Group, Inc.

PAGI, with executive offices in Birmingham, Alabama, and facilities in Alabama and California, performs maintenance and modification of aircraft for the U.S. Government and for foreign and domestic commercial customers. The Company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information go to www.pemcoaviationgroup.com.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 160 companies worldwide with combined sales in excess of $35.0 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, as well as affiliates with offices in London, Tokyo, and Shenzhen. For more information, please visit www.SunCapPart.com.

Contact: Randy Shealy

                (205) 510-4944

Additional Information Regarding the Transaction

This communication is not a solicitation of a proxy from any security holder of PAGI, and PAGI will be filing a proxy statement (“Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with the sale of Pemco. In addition, PAGI will file other information and documents concerning the sale and its business with the SEC. WE URGE INVESTORS TO REVIEW THE PROXY STATEMENT AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents will be available without charge on the SEC’s web site at www.sec.gov and may be obtained without charge from the SEC at telephone number 800-SEC-0330. INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING ANY VOTING DECISIONS.

The officers and directors of PAGI may have interests in the sale of Pemco, some of which may differ from, or may be in addition to, those of the stockholders of PAGI generally. A description of the interests that the officers and directors of PAGI have in the sale will be available in the Proxy Statement.

In addition, PAGI, its officers, directors and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of PAGI in favor of the sale of Pemco. Information about the officers and directors of PAGI and their ownership of PAGI securities is set forth in the proxy statement for PAGI’s 2007 Annual Meeting of Stockholders filed with the SEC on April

27, 2007. Investors may obtain more detailed information concerning PAGI by reading the Proxy Statement when it is filed with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “believe,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: the possibility that the sale of Pemco may not close on the terms described in this release, or at all; changes in global or domestic economic conditions; the loss of one or more of the Company’s major customers; the Company’s ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation and the costs of defending such litigation; financial difficulties experienced by the Company’s customers; potential environmental and other liabilities; the inability of the Company to obtain additional financing; material weaknesses in the Company’s internal control over financial reporting; regulatory changes that adversely affect the Company’s business; loss of key personnel; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.